Exhibit 99.2

July 10, 2022

By E-mail

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attention:    Mike Ringler

          Sonia K. Nijar

          Dohyun Kim

Re:    Purported Termination of Agreement and Plan of Merger

Dear Mr. Ringler:

This letter is sent on behalf of Twitter, Inc. (“Twitter” or “the Company”) in response to your July 8, 2022 letter, in which X Holdings I, Inc. purports to terminate the Agreement and Plan of Merger (the “Agreement”) by and among Twitter, X Holdings I, Inc. (“Parent”), X Holdings II, Inc. (“Acquisition Sub”), and Elon R. Musk (together with Parent and Acquisition Sub, the “Musk Parties”). Capitalized terms used here and not otherwise defined have the meanings ascribed to them in the Agreement.

Mr. Musk’s and the other Musk Parties’ purported termination is invalid and wrongful, and it constitutes a repudiation of their obligations under the Agreement. Contrary to the assertions in your letter, Twitter has breached none of its obligations under the Agreement, and Twitter has not suffered and is not likely to suffer a Company Material Adverse Effect. The purported termination is invalid for the independent reason that Mr. Musk and the other Musk Parties have knowingly, intentionally, willfully, and materially breached the Agreement, including but not limited to Sections 6.3, 6.8, and 6.10 thereof. The Agreement is not terminated, the Bank Debt Commitment Letter and the Equity Commitment Letter remain in effect, and Twitter demands that Mr. Musk and the other Musk Parties comply with their obligations under the Agreement, including their obligations to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Agreement (including by taking all steps necessary to obtain a favorable outcome under the United Kingdom’s National Security and Investment Act 2021), the Bank Debt Commitment Letter, and the Equity Commitment Letter. As it has done, Twitter will continue to provide information reasonably requested by Mr. Musk under the Agreement and to diligently take all measures required to close the transaction.

Twitter reserves all contractual, legal, and other rights, including its right to specifically enforce the Musk Parties’ obligations under the Agreement.

Sincerely,

/s/ William Savitt

William Savitt
Wachtell, Lipton, Rosen & Katz

cc:

Vijaya Gadde, Twitter, Inc.

Martin W. Korman, Wilson Sonsini Goodrich & Rosati, P.C.

Brad Sorrels, Wilson Sonsini Goodrich & Rosati, P.C.

Alan M. Klein, Simpson Thacher & Bartlett LLP

Elon Musk

X Holdings I, Inc.

X Holdings II, Inc.

Alex Spiro, Quinn Emanuel Urquhart & Sullivan, LLP

Andrew Rossman, Quinn Emanuel Urquhart & Sullivan, LLP

James A. Florack, Davis Polk & Wardwell LLP, as counsel to the Debt Financing Sources party to the Bank Debt Commitment Letter